Exhibit 99

NEWS

CONTACT: Felicia Farrar McLemore
(301) 380-2702
felicia.mclemore@marriott.com

MARRIOTT INTERNATIONAL REPORTS FIRST QUARTER 2017 RESULTS

HIGHLIGHTS

•
First quarter reported diluted EPS totaled $0.94, an 11 percent increase over prior year results. First quarter adjusted diluted EPS totaled $1.01, a 38 percent increase over first quarter 2016 combined results. Adjusted 2017 first quarter results exclude merger-related costs. Combined 2016 first quarter results assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015;

•	Both North American and worldwide comparable systemwide constant dollar RevPAR rose 3.1 percent in the 2017 first quarter;

•	The company added more than 17,000 rooms during the first quarter, including roughly 3,300 rooms converted from competitor brands and 6,400 rooms in international markets;

•	At quarter-end, Marriott’s worldwide development pipeline increased to more than 430,000 rooms, including roughly 36,000 rooms approved, but not yet subject to signed contracts;

•
First quarter reported net income totaled $365 million, a 67 percent increase over prior year results. First quarter adjusted net income totaled $395 million, a 36 percent increase over prior year combined results;

•
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $750 million in the quarter, a 64 percent increase over first quarter 2016 adjusted EBITDA and a 10 percent increase over first quarter 2016 combined adjusted EBITDA;

•
Marriott repurchased 6.7 million shares of the company’s common stock for $575 million during the first quarter. Year-to-date through May 8, the company repurchased 10.4 million shares for $925 million.

BETHESDA, MD - May 8, 2017 - Marriott International, Inc. (NASDAQ: MAR) today reported first quarter 2017 results.

On September 23, 2016, Marriott completed its acquisition of Starwood Hotels & Resorts Worldwide (Starwood). The discussion in the first section below reflects reported results for the first quarter in accordance with US generally accepted accounting principles (GAAP). To further assist investors, the company is also providing (a) adjusted results that exclude merger-related costs; and (b) combined financials and selected performance information for 2016 that assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015, but use the estimated fair value of assets and liabilities as of the actual closing date of the acquisition. Combined results also reflect other adjustments as described below. Throughout this press release, the business associated with brands that were in Marriott’s portfolio before the Starwood acquisition are referred to as “Legacy-Marriott”, while the Starwood business and brands that the company acquired are referred to as “Legacy-Starwood.”

Branding fees from credit cards and residential sales are reported in the Franchise fees line on the income statement. Prior to the first quarter of 2017, those fees were reported in Owned, leased and other revenue. Reported results for the 2016 first quarter on page A-1 and combined results on page A-2 have been reclassified to conform to the current reporting.

Arne M. Sorenson, president and chief executive officer of Marriott International, said, “We were pleased by our performance in the quarter across the board. RevPAR exceeded our expectations in North America and Europe due to stronger group attendance and higher-rated business transient demand. Demand in Greater China and elsewhere in the Asia Pacific region was also better than expected. With just over 3 percent RevPAR growth worldwide, our teams did an excellent job driving margin improvement of 100 basis points at company-operated hotels. Given the stronger than expected RevPAR performance in North America in the first quarter and improving demand trends in the Europe and Asia Pacific regions, we have increased our full year 2017 RevPAR expectations.

We continue to make great progress on integrating the Starwood and Marriott lodging businesses, gaining efficiencies at both the corporate and property levels. Legacy-Starwood hotels are enjoying the benefits of Marriott’s OTA contracts and procurement agreements, and are in the process of transitioning to our above-property shared-service model for finance and accounting. Our global sales organization, which maintains relationships with our largest customers, is now fully integrated.

In the first quarter, we sold the Westin Maui for $317 million subject to a long-term management agreement, furthering our goal of recycling owned real estate capital. We expect the proceeds of the sale, together with strong cash from operations and our modest capital needs, will allow us to return more than $2 billion of cash to our shareholders in 2017. To date in 2017, we have already returned more than $1 billion in dividends and share repurchases.”

First Quarter 2017 GAAP - Financial Results As Reported
Marriott reported net income totaled $365 million in the 2017 first quarter, a 67 percent increase over 2016 first quarter net income of $219 million. Reported diluted earnings per share (EPS) was $0.94 in the quarter, an 11 percent increase from diluted EPS of $0.85 in the year-ago quarter.

Base management and franchise fees totaled $629 million in the 2017 first quarter, compared to $422 million in the year-ago quarter. The year-over-year increase in these fees is primarily attributable to the Starwood acquisition, higher RevPAR and unit growth.

First quarter worldwide incentive management fees increased to $153 million, compared to $101 million in the year-ago quarter. The year-over-year increase is primarily attributable to the Starwood acquisition.

Owned, leased, and other revenue, net of direct expenses, totaled $81 million in the 2017 first quarter, compared to $38 million in the year-ago quarter.  The year-over-year increase is primarily attributable to the Starwood acquisition.

Depreciation, amortization, and other expenses totaled $65 million in the first quarter, compared to $31 million in the year-ago quarter. The year-over-year increase is primarily attributable to the Starwood acquisition, including the effect of purchase accounting.

Merger-related costs and charges totaled $51 million in the first quarter, compared to $8 million in the year-ago quarter. Included in the merger-related costs and charges are $21 million of severance and retention costs, $23 million of integration costs and $7 million of transaction costs.

General, administrative, and other expenses for the 2017 first quarter totaled $210 million, compared to $155 million in the year-ago quarter. The year-over-year increase is primarily attributable to the Starwood acquisition, inclusive of general administrative cost savings from combined company synergies.

Gains and other income, net, was flat year-over-year in the 2017 first quarter.

Interest expense, net, totaled $63 million in the first quarter compared to $41 million in the year-ago quarter. The increase largely reflects a higher commercial paper balance and related interest rate, higher Senior Note balances due to debt assumed in the Starwood acquisition, which the company subsequently exchanged for new Marriott Senior Notes, and net higher interest on Senior Notes due to issuances and maturities.

The provision for income taxes totaled $120 million in the first quarter, a 24.7 percent effective tax rate, compared to $107 million in the year-ago quarter, a 32.8 percent effective tax rate. The provision for the first quarter of 2017 includes a $43 million tax benefit resulting from the adoption of Accounting Standards Update 2016-09 (“ASU 2016-09”), which changes the GAAP reporting of excess tax benefits associated with employee stock-based compensation.

For the first quarter, adjusted EBITDA totaled $750 million, a 64 percent increase over first quarter 2016 adjusted EBITDA of $458 million. See page A-8 for the adjusted EBITDA calculation.

First Quarter 2017 Financial Results As Adjusted Compared to First Quarter 2016 Combined Financial Results
This information is being presented to allow shareholders to more easily compare the 2017 first quarter adjusted results with the combined results for the first quarter of 2016. The combined results assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015, but use the estimated fair value of assets and liabilities as of the actual closing date of the acquisition.

Combined results for the 2016 first quarter discussed in this section make the following assumptions: (1) removes merger-related costs and charges; (2) adjusts income taxes to reflect the company's combined 2016 effective tax rate of 32.5 percent; (3) adjusts weighted average shares outstanding to include shares issued to Starwood shareholders; and (4) adjusts debt to reflect borrowing on the Credit Facility and issuance of Series Q and R Notes on January 1, 2015. Adjusted results for the 2017 first quarter exclude merger-related costs and charges. See page A-2 for the calculation of adjusted results, as well as combined results for the year-ago quarter.

First quarter 2017 adjusted net income totaled $395 million, a 36 percent increase over 2016 first quarter combined net income of $290 million. Adjusted net income for the first quarter of 2017 excludes $48 million ($30 million after-tax) of merger-related costs. Adjusted diluted EPS in the first quarter totaled $1.01, a 38 percent increase from combined diluted EPS of $0.73 in the year-ago quarter.

Base management and franchise fees totaled $629 million in the first quarter of 2017, a 7 percent increase over combined base management and franchise fees of $590 million in the year-ago quarter. The year-over-year increase largely reflects higher RevPAR, unit growth and an increase in branding fees.

First quarter incentive management fees increased to $153 million, compared to combined fees of $150 million in the 2016 first quarter. The year-over-year increase was largely due to higher net house profit at many properties, partially offset by lower deferred fee recognition and unfavorable foreign exchange.

Owned, leased, and other revenue, net of direct expenses, totaled $81 million, compared to combined revenue, net of expenses of $86 million in the year-ago quarter. The adjusted year-over-year decrease largely reflects lower termination fees, lower results in Rio and New York, and the impact of Legacy-Starwood hotels previously sold, partially offset by better results at other owned and leased hotels.

Adjusted depreciation, amortization, and other expenses for the 2017 first quarter totaled $68 million, compared to combined expenses of $82 million in the year-ago quarter. The $14 million decrease year-over-year was largely due to Legacy-Starwood hotels previously sold, properties moved to assets held for sale in the 2016 third quarter and revised purchase accounting assumptions.

General, administrative, and other expenses for the 2017 first quarter totaled $210 million, compared to combined expenses of $246 million in the year-ago quarter. The decrease in expenses year-over-year was largely due to general administrative cost savings, partially offset by a $5 million guarantee reversal in the year-ago quarter.

Gains and other income, net, totaled $0 million in the 2017 first quarter, a $7 million increase from combined losses and other income, net, in the 2016 first quarter. The year-over-year increase was largely due to Legacy-Starwood’s loss related to the termination of a corporate jet capital lease in the 2016 first quarter, partially offset by a favorable loan adjustment in the year-ago quarter.

Interest expense, net, totaled $63 million in the first quarter, compared to combined net expense of $70 million in the year-ago quarter. The decrease was largely due to the maturity of Series H Senior Notes.

The adjusted provision for income taxes totaled $138 million in the first quarter, a 25.9 percent effective rate, compared to the combined provision for taxes of $140 million in the 2016 first quarter, a 32.6 percent effective rate. The adjusted provision for the first quarter of 2017 includes a $37 million tax benefit resulting from the adoption of ASU 2016-09.

For the first quarter, adjusted EBITDA totaled $750 million, a 10 percent increase over first quarter 2016 combined adjusted EBITDA of $683 million. See page A-8 for the adjusted EBITDA and combined adjusted EBITDA calculations.

First Quarter 2017 Financial Results Compared to February 15, 2017 Guidance
On February 15, 2017, the company estimated total fee revenue for the first quarter would be $740 million to $750 million. Actual total fee revenue of $782 million in the quarter was higher than estimated, largely reflecting better than expected RevPAR growth, as well as higher branding fees. Incentive fees exceeded expectations largely in the North America and Asia Pacific regions.

Marriott estimated owned, leased, and other revenue, net of direct expenses, for the first quarter would total $60 million to $70 million. Actual results of $81 million in the quarter were higher than estimated largely due to better than expected results at several owned and leased hotels, as well as $6 million of termination fees.

The company estimated general, administrative, and other expenses for the first quarter would total approximately $225 million to $230 million. Actual expenses of $210 million in the quarter were lower than expected largely due to open positions and timing.

Selected Performance Information
Combined information for the 2016 first quarter presented in this section assumes Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015.

The company added 103 new properties (17,183 rooms) to its worldwide lodging portfolio during the 2017 first quarter, including the Le Méridien Visconti Rome, the Fairfield by Marriott Kathmandu in Nepal and the Sheraton Annaba Hotel in Algeria. Twenty-two properties (4,376 rooms) exited the system during the quarter. At quarter-end, Marriott’s lodging system encompassed 6,161 properties and timeshare resorts with nearly 1,203,000 rooms.

At quarter-end, the company’s worldwide development pipeline totaled 2,536 properties with more than 430,000 rooms, including 917 properties with approximately 166,000 rooms under construction and 207 properties with roughly 36,000 rooms approved for development, but not yet subject to signed contracts.

In the 2017 first quarter, worldwide comparable systemwide constant dollar RevPAR increased 3.1 percent (a 2.7 percent increase using actual dollars). North American comparable systemwide constant dollar RevPAR increased 3.1 percent (a 3.2 percent increase using actual dollars), and international comparable systemwide constant dollar RevPAR increased 3.2 percent (a 1.4 percent increase using actual dollars) for the same period. These RevPAR growth statistics compare the first quarter of 2017 to combined comparable systemwide RevPAR for the first quarter of 2016.

Worldwide comparable company-operated house profit margins increased 100 basis points in the first quarter largely due to improved productivity and food and beverage margins. House profit margins for comparable company-operated properties outside North America rose 90 basis points, while North American comparable company-operated house profit margins increased 100 basis points in the first quarter. These house profit margin statistics compare the first quarter of 2017 to combined comparable company-operated house profit margins for the first quarter of 2016.

Balance Sheet
At quarter-end, Marriott’s total debt was $8,470 million and cash balances totaled $738 million, compared to $8,506 million in debt and $858 million of cash at year-end 2016.

Marriott Common Stock
Weighted average fully diluted shares outstanding used to calculate reported diluted EPS totaled 390.0 million in the 2017 first quarter, compared to 258.9 million shares in the year-ago quarter. Weighted average fully diluted shares outstanding used to calculate combined diluted EPS totaled 395.5 million in the 2016 first quarter.

The company repurchased 6.7 million shares of common stock in the first quarter at a cost of $575 million at an average price of $86.29. Year-to-date through May 8, the company has repurchased 10.4 million shares for $925 million at an average price of $88.85.

OUTLOOK
The following outlook for the second quarter and full year 2017 does not include merger-related costs, which the company cannot accurately forecast, but are likely to be more than $100 million on a full-year basis.

Branding fees from credit cards and residential sales are reported in the Franchise fees line on the income statement. Prior to the first quarter of 2017, those fees were reported in Owned, leased and other revenue. In 2016, combined fees from credit cards and residential sales totaled $49 million in the second quarter and $210 million for the full year. Application fees, relicensing fees and timeshare royalties will continue to be included in the Franchise fees line. Comparisons to prior year combined results throughout this Outlook section reflect this change in reporting. On February 15, 2017, the company issued further schedules setting forth combined quarterly and full year combined financial information for both 2015 and 2016 that reflect this change in presentation, and included those schedules in a Form 8-K filed on that date. Those schedules are available on Marriott’s Investor Relations website at http://www.marriott.com/investor.

For the 2017 second quarter, Marriott expects comparable systemwide RevPAR on a constant dollar basis for the combined company will be flat to up 2 percent in North America. The company expects comparable systemwide RevPAR on a constant dollar basis for the combined company will increase 3 to 5 percent outside North America and 1 to 3 percent worldwide. The company’s RevPAR guidance for the second quarter reflects the unfavorable shift of Easter into the second quarter.

The company assumes second quarter total fee revenue will total $820 million to $835 million. These fee revenue estimates reflect about $10 million of unfavorable foreign exchange. The company expects that incentive management fees in the second quarter will be constrained by renovations and unfavorable foreign exchange.

Marriott expects second quarter 2017 owned, leased, and other revenue, net of direct expenses, could total approximately $90 million. This estimate reflects the $15 million negative impact of Legacy-Starwood hotels previously sold.

For the full year 2017, Marriott expects comparable systemwide RevPAR on a constant dollar basis for the combined company will increase 1 to 3 percent in North America, 2 to 4 percent outside North America and 1 to 3 percent worldwide.

For the combined company, Marriott anticipates gross room additions of 6 percent, net, for full year 2017.

The company assumes full year 2017 total fee revenue will total $3,225 million to $3,295 million. Compared to the total fee revenue estimates the company provided on February 15, these fee revenue estimates reflect the better than expected fees in the first quarter, as well as the increase in full year 2017 comparable worldwide systemwide constant dollar RevPAR expectations.

Marriott expects full year 2017 owned, leased, and other revenue, net of direct expenses, could total $340 million to $350 million. Compared to the revenue, net of direct expenses, estimates the company provided on February 15, these estimates reflect the unfavorable impact of the sale of the Maui Westin, partially offset by the better than expected results in the first quarter.

The company anticipates depreciation, amortization, and other expenses will total approximately $270 million for full year 2017. Compared to the estimate the company provided on February 15, this forecast reflects the lower depreciation related to an asset that is now classified as held for sale, as well as updated purchase accounting assumptions.

For 2017, the company anticipates general, administrative, and other expenses will total $880 million to $890 million. Compared to the expense estimates the company provided on February 15, these estimates reflect the lower than expected expenses in the first quarter.

Marriott expects full year 2017 adjusted EBITDA could total $3,100 million to $3,195 million. See page A-10 for the adjusted EBITDA calculation. Compared to the adjusted EBITDA estimates the company provided on February 15, these estimates reflect the better than expected results in the first quarter and improved comparable worldwide systemwide constant dollar RevPAR expectations, partially offset by the reduction in owned, leased and other revenue, net of direct expenses, related to the sale of the Westin Maui and a correction to the share-based compensation estimate.

	Second Quarter 2017	Full Year 2017
Total fee revenue[1]	$820 million to $835 million	$3,225 million to $3,295 million
Owned, leased and other revenue, net of direct expenses[1]	Approx. $90 million	$340 million to $350 million
Depreciation, amortization, and other expenses	Approx. $65 million	Approx. $270 million
General, administrative, and other expenses	$220 million to $225 million	$880 million to $890 million
Operating income	$620 million to $640 million	$2,405 million to $2,495 million
Gains and other income	Approx. $0 million	Approx. $0 million
Net interest expense[2]	Approx. $65 million	Approx. $255 million
Equity in earnings (losses)	Approx. $10 million	$35 million to $40 million
Earnings per share[3]	$0.99 to $1.03	$3.92 to $4.09
Tax rate[4]	32.9 percent	31.2 percent

[1]
Beginning in the first quarter of 2017, the company reports credit card and residential branding fees in Franchise fees revenue. Prior to first quarter of 2017, those fees were reported in Owned, leased and other revenue. Combined credit card and residential branding fees totaled $49 million in Second Quarter 2016 and $210 million for Full Year 2016.

[2]	Net of interest income

[3]	Guidance for Full Year 2017 EPS includes the $0.10 expected favorable impact from the adoption of ASU 2016-09.

[4]
The tax rate guidance for Full Year 2017 includes the $37 million benefit from the adoption of ASU 2016-09, but does not include the impact of merger-related costs that have been or may be incurred. Without the benefit from adoption of ASU 2016-09, the anticipated tax rate for Full Year 2017 would be 32.9 percent.

The company expects investment spending in 2017 will total approximately $500 million to $700 million, including approximately $175 million for maintenance capital. Investment spending also includes other capital expenditures (including property acquisitions), new mezzanine financing and mortgage notes, contract acquisition costs, and equity and other investments. Assuming this level of investment spending and no additional asset sales, more than $2 billion could be returned to shareholders through share repurchases and dividends in 2017.

The company plans to continue to disclose adjusted results and EBITDA that exclude merger-related costs and charges arising from the Starwood acquisition.

Marriott International, Inc. (NASDAQ: MAR) will conduct its quarterly earnings review for the investment community and news media on Tuesday, May 9, 2017 at 10 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click the “Recent and Upcoming Events” tab and click on the quarterly conference call link. A replay will be available at that same website until May 9, 2018.
The telephone dial-in number for the conference call is 706-679-3455 and the conference ID is 43532317. A telephone replay of the conference call will be available from 1 p.m. ET, Tuesday, May 9, 2017 until 8 p.m. ET, Tuesday, May 16, 2017. To access the replay, call 404-537-3406. The conference ID for the recording is 43532317.

Note on forward-looking statements: This press release and accompanying schedules contain “forward-looking statements” within the meaning of federal securities laws, including RevPAR, profit margin and earnings trends, estimates and assumptions; the number of lodging properties we expect to add to or remove from our system in the future; our expectations about investment spending; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including those we identify below and other risk factors that we identify in our most recent quarterly report on Form 10-Q or annual report on Form 10-K. Risks that could affect forward-looking statements in this press release include changes in market conditions; changes in global and regional economies; supply and demand changes for hotel rooms; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance hotel growth and refurbishment; and the extent to which we are able to successfully integrate Starwood, manage our expanded operations, and realize the anticipated benefits of combining Starwood and Marriott. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. We make these forward-looking statements as of May 8, 2017. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Marriott International, Inc. (NASDAQ: MAR) is the world’s largest hotel company based in Bethesda, Maryland, USA, with more than 6,100 properties in 124 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts. The company’s 30 leading brands include: Bulgari®, The Ritz-Carlton® and The Ritz-Carlton Reserve®, St. Regis®, W®, EDITION®, JW Marriott®, The Luxury Collection®, Marriott Hotels®, Westin®, Le Méridien®, Renaissance® Hotels, Sheraton®, Delta Hotels by MarriottSM, Marriott Executive Apartments®, Marriott Vacation Club®, Autograph Collection® Hotels, Tribute Portfolio™, Design Hotels™, Gaylord Hotels®, Courtyard®, Four Points® by Sheraton, SpringHill Suites®, Fairfield Inn & Suites®, Residence Inn®, TownePlace Suites®, AC Hotels by Marriott®, Aloft®, Element®, Moxy® Hotels, and Protea Hotels by Marriott®. The company also operates award-winning loyalty programs: Marriott Rewards®, which includes The Ritz-Carlton Rewards®, and Starwood Preferred Guest®. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com and @MarriottIntl.

IRPR#1

Tables follow

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
FIRST QUARTER 2017 AND 2016
(in millions except per share amounts, unaudited)

	As Reported	As Reported	Percent
	Three Months Ended	Three Months Ended	Better/(Worse)
	March 31, 2017	March 31, 2016	Reported 2017 vs. 2016
REVENUES
Base management fees	$264	$172	53
Franchise fees [1]	365	250	46
Incentive management fees	153	101	51
Total Fees	782	523	50
Owned, leased, and other revenue [2]	439	204	115
Cost reimbursements [3]	4,340	3,045	43
Total Revenues	5,561	3,772	47

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [4]	358	166	(116)
Reimbursed costs	4,340	3,045	(43)
Depreciation, amortization, and other [5]	65	31	(110)
Merger-related costs and charges	51	8	(538)
General, administrative, and other [6]	210	155	(35)
Total Expenses	5,024	3,405	(48)

OPERATING INCOME	537	367	46

Gains and other income, net [7]	—	—	—
Interest expense	(70)	(47)	(49)
Interest income	7	6	17
Equity in earnings [8]	11	—	*
INCOME BEFORE INCOME TAXES	485	326	49
Provision for income taxes	(120)	(107)	(12)
NET INCOME	$365	$219	67

EARNINGS PER SHARE
Earnings per share - basic	$0.95	$0.86	10
Earnings per share - diluted	$0.94	$0.85	11

Basic Shares	384.9	254.4
Diluted Shares	390.0	258.9

* Calculated percentage is not meaningful.

[1]
Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees. Beginning in the 2017 first quarter, we reclassified branding fees for third-party residential sales and credit card licensing to the “Franchise fees” caption from the “Owned, leased, and other” caption. We adjusted prior amounts to conform to current period presentation.

[2]	Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.

[3]	Cost reimbursements include reimbursements from properties for company-funded operating expenses.

[4]	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

[5]
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

[6]	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

[7]
Gains and other income, net includes gains and losses on the sale of real estate, the sale or other-than-temporary impairment of joint ventures and investments, and results from cost method investments.

[8]	Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FIRST QUARTER ADJUSTED 2017 COMPARED TO COMBINED 2016
(in millions except per share amounts, unaudited)

					Percent
	As Reported	Less:	As Adjusted **	Combined [10] **	Better/(Worse)
	Three Months Ended	Merger-related	Three Months Ended	Three Months Ended	Adjusted 2017 vs.
	March 31, 2017	Adjustments [9]	March 31, 2017	March 31, 2016	Combined 2016
REVENUES
Base management fees	$264	$—	$264	$257	3
Franchise fees [1]	365	—	365	333	10
Incentive management fees	153	—	153	150	2
Total Fees	782	—	782	740	6
Owned, leased, and other revenue [2]	439	—	439	451	(3)
Cost reimbursements [3]	4,340	—	4,340	4,384	(1)
Total Revenues	5,561	—	5,561	5,575	—

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [4]	358	—	358	365	2
Reimbursed costs	4,340	—	4,340	4,384	1
Depreciation, amortization, and other [5]	65	(3)	68	82	17
Merger-related costs and charges	51	51	—	—	—
General, administrative, and other [6]	210	—	210	246	15
Total Expenses	5,024	48	4,976	5,077	2

OPERATING INCOME / (LOSS)	537	(48)	585	498	17

Losses and other income, net [7]	—	—	—	(7)	100
Interest expense	(70)	—	(70)	(78)	10
Interest income	7	—	7	8	(13)
Equity in earnings [8]	11	—	11	9	22
INCOME / (LOSS) BEFORE INCOME TAXES	485	(48)	533	430	24
(Provision) benefit for income taxes	(120)	18	(138)	(140)	1
NET INCOME / (LOSS)	$365	$(30)	$395	$290	36

EARNINGS PER SHARE
Earnings per share - basic	$0.95		$1.03	$0.74	39
Earnings per share - diluted	$0.94		$1.01	$0.73	38

Basic Shares	384.9		384.9	390.0
Diluted Shares	390.0		390.0	395.5

** Denotes non-GAAP financial measures. See pages A-11 and A-12 for more information about these non-GAAP measures.

[1]
Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees. Beginning in the 2017 first quarter, we reclassified branding fees for third-party residential sales and credit card licensing to the “Franchise fees” caption from the “Owned, leased, and other” caption. We adjusted prior amounts to conform to current period presentation.

[2]	Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.

[3]	Cost reimbursements include reimbursements from properties for company-funded operating expenses.

[4]	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

[5]
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

[6]	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

[7]
Losses and other income, net includes gains and losses on the sale of real estate, the sale or other-than-temporary impairment of joint ventures and investments, and results from cost method investments.

[8]	Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

[9]	The adjusted consolidated statements of income are presented before the impact of merger-related adjustments.

[10]
For basis of presentation of 2016 combined financial information, see the Form 8-K relating to our unaudited combined financial information that we filed with the U.S. Securities and Exchange Commission on February 15, 2017.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
AS OF MARCH 31, 2017

	North America		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Managed	825	250,074	1,002	272,843	1,827	522,917
JW Marriott Hotels	15	9,695	47	18,925	62	28,620
The Ritz-Carlton Hotels	39	11,413	52	14,675	91	26,088
The Ritz-Carlton Residences	34	4,538	8	416	42	4,954
The Ritz-Carlton Serviced Apartments			5	697	5	697
W Hotels	25	7,729	22	4,989	47	12,718
Luxury Collection	5	2,294	47	8,272	52	10,566
St. Regis	9	1,725	28	6,237	37	7,962
EDITION Hotels	2	567	2	699	4	1,266
EDITION Residences	1	25			1	25
Bulgari Hotels & Resorts			2	117	2	117
Bulgari Residences			1	5	1	5
Marriott Hotels	130	68,389	156	45,252	286	113,641
Sheraton	31	23,600	188	64,082	219	87,682
Westin	48	25,288	67	21,532	115	46,820
Renaissance Hotels	26	11,625	49	15,901	75	27,526
Le Meridien	4	720	75	20,952	79	21,672
Autograph Collection Hotels	3	1,065	6	1,456	9	2,521
Delta Hotels and Resorts	25	6,764			25	6,764
Gaylord Hotels	5	8,108			5	8,108
Marriott Executive Apartments			28	4,195	28	4,195
Tribute Portfolio			3	515	3	515
Courtyard	256	40,863	79	16,595	335	57,458
Residence Inn	113	16,996	5	517	118	17,513
Fairfield Inn & Suites	6	1,432	12	1,816	18	3,248
SpringHill Suites	30	4,854			30	4,854
Four Points	1	134	58	14,378	59	14,512
TownePlace Suites	15	1,740			15	1,740
Aloft	1	330	25	6,209	26	6,539
Protea Hotels			36	4,223	36	4,223
Element	1	180	1	188	2	368
Franchised	3,653	532,957	420	91,212	4,073	624,169
JW Marriott Hotels	10	4,469	7	1,742	17	6,211
The Ritz-Carlton Hotels	1	429			1	429
The Ritz-Carlton Residences	1	55			1	55
Luxury Collection	9	1,891	33	6,387	42	8,278
Bulgari Hotels & Resorts			1	85	1	85
Marriott Hotels	207	64,518	42	12,309	249	76,827
Sheraton	162	48,013	58	16,756	220	64,769
Westin	74	24,522	24	7,766	98	32,288
Renaissance Hotels	58	16,548	26	7,168	84	23,716
Le Meridien	16	3,753	12	3,113	28	6,866
Autograph Collection Hotels	65	14,655	40	10,098	105	24,753
Delta Hotels and Resorts	15	3,789			15	3,789
Tribute Portfolio	13	4,568	7	515	20	5,083
Courtyard	697	92,890	57	10,840	754	103,730
Residence Inn	618	72,681	2	200	620	72,881
Fairfield Inn & Suites	836	76,293	2	386	838	76,679
SpringHill Suites	333	38,128			333	38,128
Four Points	131	20,040	39	6,256	170	26,296
TownePlace Suites	297	29,644			297	29,644
Aloft	88	12,873	12	1,925	100	14,798
Protea Hotels			48	3,499	48	3,499
Element	20	2,904	2	293	22	3,197
Moxy Hotels	2	294	8	1,874	10	2,168

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
AS OF MARCH 31, 2017

	North America		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Owned/Leased	33	10,803	37	10,034	70	20,837
JW Marriott Hotels			1	496	1	496
The Ritz-Carlton Hotels			2	553	2	553
W Hotels	1	509	2	665	3	1,174
Luxury Collection			3	468	3	468
St. Regis	1	238	1	160	2	398
Marriott Hotels	4	2,102	5	1,625	9	3,727
Sheraton	3	2,671	6	2,867	9	5,538
Westin	2	1,832	1	246	3	2,078
Renaissance Hotels	1	310	3	749	4	1,059
Tribute Portfolio	1	135			1	135
Courtyard	19	2,814	3	644	22	3,458
Residence Inn	1	192	1	140	2	332
Protea Hotels			9	1,421	9	1,421
Unconsolidated Joint Ventures	17	2,895	89	11,193	106	14,088
Autograph Collection Hotels			5	348	5	348
AC Hotels by Marriott	17	2,895	84	10,845	101	13,740
Timeshare*	68	17,425	17	3,527	85	20,952
Marriott Vacations Worldwide	50	10,963	14	2,355	64	13,318
Vistana	18	6,462	3	1,172	21	7,634
Grand Total	4,596	814,154	1,565	388,809	6,161	1,202,963

* Timeshare property and room counts are included on this table in their geographical locations.  For external reporting purposes, these counts are captured in the Corporate segment.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
AS OF MARCH 31, 2017

	North America		Total International		Total Worldwide
Total Systemwide	Units	Rooms	Units	Rooms	Units	Rooms
Luxury	153	45,577	264	65,588	417	111,165
JW Marriott Hotels	25	14,164	55	21,163	80	35,327
The Ritz-Carlton Hotels	40	11,842	54	15,228	94	27,070
The Ritz-Carlton Residences	35	4,593	8	416	43	5,009
The Ritz-Carlton Serviced Apartments			5	697	5	697
W Hotels	26	8,238	24	5,654	50	13,892
Luxury Collection	14	4,185	83	15,127	97	19,312
St. Regis	10	1,963	29	6,397	39	8,360
EDITION Hotels	2	567	2	699	4	1,266
EDITION Residences	1	25			1	25
Bulgari Hotels & Resorts			3	202	3	202
Bulgari Residences			1	5	1	5
Full Service	893	332,975	801	237,445	1,694	570,420
Marriott Hotels	341	135,009	203	59,186	544	194,195
Sheraton	196	74,284	252	83,705	448	157,989
Westin	124	51,642	92	29,544	216	81,186
Renaissance Hotels	85	28,483	78	23,818	163	52,301
Le Meridien	20	4,473	87	24,065	107	28,538
Autograph Collection Hotels	68	15,720	51	11,902	119	27,622
Delta Hotels and Resorts	40	10,553			40	10,553
Gaylord Hotels	5	8,108			5	8,108
Marriott Executive Apartments			28	4,195	28	4,195
Tribute Portfolio	14	4,703	10	1,030	24	5,733
Limited Service	3,482	418,177	483	82,249	3,965	500,426
Courtyard	972	136,567	139	28,079	1,111	164,646
Residence Inn	732	89,869	8	857	740	90,726
Fairfield Inn & Suites	842	77,725	14	2,202	856	79,927
SpringHill Suites	363	42,982			363	42,982
Four Points	132	20,174	97	20,634	229	40,808
TownePlace Suites	312	31,384			312	31,384
Aloft	89	13,203	37	8,134	126	21,337
AC Hotels by Marriott	17	2,895	84	10,845	101	13,740
Protea Hotels			93	9,143	93	9,143
Element	21	3,084	3	481	24	3,565
Moxy Hotels	2	294	8	1,874	10	2,168
Timeshare*	68	17,425	17	3,527	85	20,952
Marriott Vacations Worldwide	50	10,963	14	2,355	64	13,318
Vistana	18	6,462	3	1,172	21	7,634
Grand Total	4,596	814,154	1,565	388,809	6,161	1,202,963

* Timeshare property and room counts are included on this table in their geographical locations.  For external reporting purposes, these counts are captured in the Corporate segment.

MARRIOTT INTERNATIONAL, INC.
COMBINED KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties [1]
	Three Months Ended March 31, 2017 and March 31, 2016
	REVPAR		Occupancy			Average Daily Rate
Region	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
Greater China	$82.91	5.0%	65.7%	6.6%	pts.	$126.24	-5.5%
Rest of Asia Pacific	$118.88	5.6%	76.2%	4.0%	pts.	$155.94	0.1%
Asia Pacific	$95.44	5.3%	69.4%	5.7%	pts.	$137.62	-3.3%

Caribbean & Latin America	$161.96	0.2%	69.0%	1.8%	pts.	$234.75	-2.3%
Europe	$100.86	6.3%	64.4%	2.3%	pts.	$156.59	2.4%
Middle East & Africa	$120.69	-0.7%	68.9%	1.7%	pts.	$175.12	-3.1%
Other International	$119.17	2.2%	66.8%	2.0%	pts.	$178.34	-0.9%

Total International [2]	$107.42	3.6%	68.1%	3.8%	pts.	$157.80	-2.3%

Worldwide [3]	$125.81	3.8%	70.6%	2.5%	pts.	$178.15	0.2%

Comparable Systemwide International Properties [1]
	Three Months Ended March 31, 2017 and March 31, 2016
	REVPAR		Occupancy			Average Daily Rate
Region	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
Greater China	$83.02	5.3%	65.2%	6.6%	pts.	$127.34	-5.4%
Rest of Asia Pacific	$116.37	4.3%	75.6%	3.1%	pts.	$153.99	0.1%
Asia Pacific	$96.97	4.9%	69.5%	5.2%	pts.	$139.45	-2.9%

Caribbean & Latin America	$129.59	-1.6%	64.4%	0.3%	pts.	$201.33	-2.1%
Europe	$88.85	7.0%	61.4%	3.1%	pts.	$144.63	1.7%
Middle East & Africa	$114.75	-0.3%	68.3%	1.9%	pts.	$168.05	-3.1%
Other International	$105.66	2.2%	63.9%	2.1%	pts.	$165.35	-1.1%

Total International [2]	$101.97	3.2%	66.3%	3.4%	pts.	$153.83	-2.0%

Worldwide [3]	$108.81	3.1%	69.3%	1.7%	pts.	$157.13	0.6%

* The 2016 statistics used to calculate change from the 2016 period to the 2017 period assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015.

[1]	International includes properties located outside the United States and Canada.

[2]
Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, EDITION, Bulgari Hotels & Resorts, Marriott Hotels, Sheraton, Westin, Renaissance Hotels, Autograph Collection Hotels, Protea Hotels, Le Meridien, Tribute Portfolio, Courtyard, Residence Inn, Fairfield Inn & Suites, Four Points, Aloft Hotels, Element Hotels, and AC Hotels by Marriott. Systemwide also includes Moxy Hotels.

[3]
Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, EDITION, Bulgari Hotels & Resorts, Marriott Hotels, Sheraton, Westin, Renaissance Hotels, Autograph Collection Hotels, Delta Hotels & Resorts, Protea Hotels, Gaylord Hotels, Le Meridien, Tribute Portfolio, Courtyard, Residence Inn, Fairfield Inn & Suites, SpringHill Suites, TownePlace Suites, Four Points, Aloft Hotels, Element Hotels and AC Hotels by Marriott. Systemwide also includes Moxy Hotels.

MARRIOTT INTERNATIONAL, INC.
COMBINED KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated North American Properties [1]

	Three Months Ended March 31, 2017 and March 31, 2016
	REVPAR		Occupancy			Average Daily Rate
Brand	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
JW Marriott Hotels	$195.46	5.1%	77.8%	1.5%	pts.	$251.33	3.0%
The Ritz-Carlton	$297.26	3.0%	75.3%	2.4%	pts.	$394.67	-0.3%
W Hotels	$214.14	0.1%	76.6%	0.1%	pts.	$279.56	0.0%
Composite North American Luxury [2]	$258.91	3.4%	77.2%	1.7%	pts.	$335.57	1.1%
Marriott Hotels	$139.39	3.9%	72.9%	1.3%	pts.	$191.27	2.0%
Sheraton Hotels	$134.71	5.4%	74.5%	1.6%	pts.	$180.92	3.2%
Westin Hotels	$159.07	3.9%	73.5%	0.6%	pts.	$216.48	3.0%
Composite North American Upper Upscale [3]	$140.72	5.0%	73.1%	1.5%	pts.	$192.57	2.9%
North American Full-Service [4]	$161.91	4.5%	73.8%	1.5%	pts.	$219.37	2.4%
Courtyard	$97.05	0.8%	69.1%	-0.2%	pts.	$140.39	1.1%
Residence Inn	$116.34	5.1%	76.3%	1.7%	pts.	$152.46	2.7%
Composite North American Limited-Service [5]	$101.61	2.2%	71.3%	0.4%	pts.	$142.42	1.7%
North American - All	$143.30	4.0%	73.0%	1.2%	pts.	$196.17	2.4%

Comparable Systemwide North American Properties [1]

	Three Months Ended March 31, 2017 and March 31, 2016
	REVPAR		Occupancy			Average Daily Rate
Brand	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
JW Marriott Hotels	$192.58	4.7%	77.7%	1.7%	pts.	$248.00	2.4%
The Ritz-Carlton	$297.26	3.0%	75.3%	2.4%	pts.	$394.67	-0.3%
W Hotels	$214.14	0.1%	76.6%	0.1%	pts.	$279.56	0.0%
Composite North American Luxury [2]	$244.32	3.6%	76.4%	1.8%	pts.	$319.63	1.1%
Marriott Hotels	$122.25	2.5%	69.9%	1.0%	pts.	$175.01	1.1%
Sheraton Hotels	$103.66	3.5%	68.7%	1.2%	pts.	$150.79	1.8%
Westin Hotels	$153.44	4.6%	74.0%	0.9%	pts.	$207.21	3.4%
Composite North American Upper Upscale [3]	$125.61	3.9%	70.7%	1.3%	pts.	$177.79	2.0%
North American Full-Service [4]	$138.28	3.9%	71.3%	1.3%	pts.	$194.02	1.9%
Courtyard	$94.72	1.2%	68.9%	0.4%	pts.	$137.45	0.6%
Residence Inn	$106.61	2.6%	75.0%	0.5%	pts.	$142.18	1.9%
Fairfield Inn	$70.99	3.1%	65.3%	1.3%	pts.	$108.64	1.1%
Composite North American Limited-Service [5]	$89.96	2.2%	69.8%	0.7%	pts.	$128.86	1.2%
North American - All	$111.62	3.1%	70.5%	1.0%	pts.	$158.40	1.7%

* The 2016 statistics used to calculate change from the 2016 period to the 2017 period assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015.

[1]	Includes properties located in the United States and Canada.

[2]	Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.

[3]	Includes Marriott Hotels, Sheraton, Westin, Renaissance Hotels, Autograph Collection Hotels, Delta Hotels & Resorts, Gaylord Hotels, Le Meridien, and Tribute Portfolio.

[4]	Includes Composite North American Luxury and Composite North American Upper Upscale.

[5]	Includes Courtyard, Residence Inn, Fairfield Inn & Suites, SpringHill Suites, Four Points, and TownePlace Suites. Systemwide also includes Aloft Hotels and Element Hotels.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA/ COMBINED ADJUSTED EBITDA
($ in millions)

Fiscal Year 2017
First Quarter
Net income, as reported	$365
Interest expense	70
Tax provision	120
Depreciation and amortization	65
Depreciation classified in reimbursed costs	32
Interest expense from unconsolidated joint ventures	1
Depreciation and amortization from unconsolidated joint ventures	11
EBITDA **	664

Merger-related costs	51
Share-based compensation (including share-based compensation reimbursed by third-party owners)	35
Adjusted EBITDA **	$750

Increase over 2016 Adjusted EBITDA **	64%

Increase over 2016 Combined Adjusted EBITDA **	10%

	Fiscal Year 2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income, as reported	$219	$247	$70	$244	$780
Interest expense	47	57	55	75	234
Tax provision	107	97	61	139	404
Depreciation and amortization	31	30	36	71	168
Depreciation classified in reimbursed costs	14	14	15	33	76
Interest expense from unconsolidated joint ventures	1	1	1	4	7
Depreciation and amortization from unconsolidated joint ventures	3	3	4	10	20
EBITDA **	422	449	242	576	1,689

Merger-related costs	8	14	228	136	386
Share-based compensation (including share-based compensation reimbursed by third-party owners)	28	31	36	44	139
Adjusted EBITDA **	$458	$494	$506	$756	$2,214

Starwood pre-acquisition and other adjustments	225	279	269	—	773
Combined Adjusted EBITDA **	$683	$773	$775	$756	$2,987

**	Denotes non-GAAP financial measures. Please see pages A-11 and A-12 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
SECOND QUARTER 2017
($ in millions)

	Range
	Estimated Second Quarter 2017		Combined Second Quarter 2016 [2] **
Net income [1]	$379	$393
Interest expense	75	75
Tax provision	186	192
Depreciation and amortization	65	65
Depreciation classified in Reimbursed costs	35	35
Interest expense from unconsolidated joint ventures	5	5
Depreciation and amortization from unconsolidated joint ventures	10	10
EBITDA **	755	775

Loss on asset dispositions and impairments, net	—	—
Share-based compensation (including share-based compensation reimbursed by third-party owners)	40	40
Adjusted EBITDA **	$795	$815	$773

Increase over Q2 2016 Combined Adjusted EBITDA**	3%	5%

** Denotes non-GAAP financial measures. See pages A-11 and A-12 for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1]	Estimated 2017 net income excludes merger-related costs, which the company cannot accurately forecast, but expects will be significant on a full-year basis.

[2]	See page A-8 for a reconciliation of Combined Adjusted EBITDA.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
FULL YEAR 2017
($ in millions)

	Range
	Estimated Fiscal Year 2017		Combined Fiscal Year 2016 [2] **
Net income [1]	$1,504	$1,568
Interest expense	295	295
Tax provision	681	712
Depreciation and amortization	270	270
Depreciation classified in Reimbursed costs	140	140
Interest expense from unconsolidated joint ventures	15	15
Depreciation and amortization from unconsolidated joint ventures	40	40
EBITDA **	2,945	3,040

Loss on asset dispositions and impairments, net	—	—
Share-based compensation (including share-based compensation reimbursed by third-party owners) [3]	155	155
Adjusted EBITDA **	$3,100	$3,195	$2,987

Increase over 2016 Combined Adjusted EBITDA **	4%	7%

** Denotes non-GAAP financial measures. See pages A-11 and A-12 for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1]	Estimated 2017 net income excludes merger-related costs, which the company cannot accurately forecast, but expects will be significant on a full-year basis.

[2]	See page A-8 for a reconciliation of Combined Adjusted EBITDA.

[3]	Estimated 2017 share-based compensation reflects a $27 million reduction compared to our February 15, 2017 estimate as a result of a correction.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We discuss management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income, income from continuing operations, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Adjusted Measures That Exclude Merger-Related Adjustments. Management evaluates certain non-GAAP measures that exclude transaction and transition costs and purchase accounting adjustments associated with the Starwood merger because those non-GAAP measures allow for period-over period comparisons of our ongoing operations before the impact of these items. These non-GAAP measures, which are reconciled to the comparable GAAP measures on page A-2, include adjusted net income, adjusted depreciation, amortization, and other expenses, adjusted provision for income taxes, and adjusted EPS. Non-GAAP adjusted net income and its components and adjusted EPS are not, and should not be viewed as, substitutes for net income and EPS as reported under GAAP.

Combined Financial Information. The 2016 unaudited combined financial information presented on page A-2 gives effect to Marriott's acquisition of Starwood, and Starwood's sale of its timeshare business, as if these two transactions (the "Transactions") had occurred on January 1, 2015, and is presented to facilitate comparisons with our results following the acquisition of Starwood. The unaudited combined financial information also uses the estimated fair value of assets and liabilities on September 23, 2016, the closing date of the acquisition, and makes the following assumptions: (1) removes merger-related costs and charges; (2) adjusts income taxes to reflect the Company's combined 2016 effective tax rate of 32.5%; (3) adjusts weighted-average shares outstanding to include shares issued to Starwood shareholders; and (4) adjusts debt to reflect borrowing on the Credit Facility and issuance of Series Q and R Notes on January 1, 2015.

Marriott presents the combined financial information for informational purposes only and the combined financial information is not necessarily indicative of what the combined company’s results of operations would actually have been had the Transactions been completed on the date indicated. In addition, the combined financial information does not purport to project the future operating results of the combined company.

Combined net income includes adjustments that are not prescribed by Article 11 of Regulation S-X. The following table presents a reconciliation of pro forma net income in accordance with Article 11 to combined net income presented on the previous pages.

2016
(in millions)	First Quarter
Pro forma net income under Article 11	$291
Merger-related costs and charges	3
Income taxes [1]	(4)
Loss on cumulative translation adjustment	—
Combined net income	$290

[1]	Combined net income applies an effective income tax rate of 32.5%. For pro forma net income under Article 11, we applied the historical effective tax rates for Marriott and Starwood.

Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, and Combined Adjusted EBITDA. EBITDA reflects net income, excluding the impact of interest expense, depreciation, amortization, and provision for income taxes. Our non-GAAP measure of Adjusted EBITDA further adjusts EBITDA to exclude the pre-tax transaction and transition costs associated with the Starwood merger, which we recorded in the “Merger-related costs” caption of our Consolidated Statements of Income (our “Income Statements”) and share-based compensation expense for all periods presented.

Our 2016 non-GAAP measure of Combined Adjusted EBITDA also includes Starwood pre-acquisition and other adjustments, which assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015. These adjustments reflect Starwood’s EBITDA, adjusted for merger-related costs, net loss on asset dispositions, loss on cumulative translation adjustment, share-based compensation, and an assumed effective income tax rate for the combined company of 32.5% for the periods prior to the merger closing date of September 23, 2016 (“Merger Date”).

We believe that Adjusted EBITDA and Combined Adjusted EBITDA are meaningful indicators of our operating performance because they permit period-over-period comparisons of our ongoing core operations before these items and facilitate our comparison of results before these items with results from other lodging companies. We use such measures to evaluate companies because they exclude certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provisions for income taxes can vary considerably among companies. Our Adjusted EBITDA and Combined Adjusted EBITDA also exclude depreciation and amortization expense which we report under “Depreciation, amortization, and other” as well as depreciation included under “Reimbursed costs” in our Combined Consolidated Statements of Income, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. We also excluded share-based compensation expense in all periods presented in order to address considerable variability among companies in recording compensation expense because companies use share-based payment awards differently, both in the type and quantity of awards granted.

RevPAR. In addition to the foregoing non-GAAP financial measures, we present Revenue per Available Room (“RevPAR”) as a performance measure. We believe RevPAR is a meaningful indicator of our performance because it measures the period-over-period change in room revenues for comparable properties. RevPAR may not be comparable to similarly titled measures, such as revenues. We calculate RevPAR by dividing room sales (recorded in local currency) for comparable properties by room nights available for the period. We present growth in both comparative Legacy-Marriott RevPAR and comparative pro forma combined company RevPAR on a constant dollar basis, which we calculate by applying exchange rates for the current period to each period presented. We believe constant dollar analysis provides valuable information regarding our properties’ performance as it removes currency fluctuations from the presentation of such results.